Exhibit 10.21

EMPLOYMENT AND POST-EMPLOYMENT COVENANTS AGREEMENT

This EMPLOYMENT AND POST-EMPLOYMENT COVENANTS AGREEMENT (this “Agreement”) dated as of February 9, 2015, is entered into by and between The TDL Group Corp., a British Columbia corporation (together with any Successor thereto, the “Company”), and Daniel Schwartz (“Executive”).

WITNESSETH:

WHEREAS, Executive commenced employment with an Affiliate of the Company on November 8, 2010;

WHEREAS, the Company desires to employ and secure the services of Executive on the terms and conditions set forth in this Agreement, including with respect to the protection of the Company’s competitively sensitive, confidential, proprietary and trade secret information relating to the current and planned business of the Company and its Affiliates during Executive’s employment and following the termination thereof;

WHEREAS, Executive desires to accept such employment on such terms and conditions; and

WHEREAS, Executive currently is a party to the Original Agreement and Executive and the Company desire to have the Original Agreement superseded by the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1. Amendment and Restatement of Original Agreement. This Agreement shall serve as a complete amendment and restatement of the Original Agreement. All terms of the Original Agreement shall be superseded by the terms of this Agreement and, upon execution of this Agreement, the Original Agreement shall be of no further force and effect.

2. Term; Responsibilities; Location.

(a) Term of Employment. Commencing on the Commencement Date, the Company shall employ Executive on the terms and subject to the conditions of this Agreement. The Company may change the terms and conditions of Executive’s employment relationship at any time. Additionally, both Executive and the Company retain the right to terminate the employment relationship at any time, with or without Cause so long as notice of the termination or pay in lieu of notice, and, if applicable, severance pay, as required by law is provided. The Company acknowledges that Executive is a party to an employment agreement with one or more of the Company’s Affiliates (collectively, the “Affiliate Agreements”). The Company and Executive agree that (i) Executive’s employment by the Company pursuant to this Agreement and by one (1) or more of the Affiliates pursuant to the Affiliate Agreements shall be on an exclusive basis; and (ii) they will work together to properly allocate the time spent by Executive providing services to the Company and such Affiliate(s), such that the percentage of time used to calculate Executive’s Base Salary and corresponding payments due hereunder and under the Affiliate Agreements totals One Hundred percent (100%).

(b) Responsibilities. During the Employment Period, Executive shall have such duties and responsibilities as the Board of Directors (or any committee thereof) of the Company or its parent, Restaurant Brands International Inc. (any such Board or committee referred to as the “Board”) specifies from time to time (it being understood by the parties that, notwithstanding the foregoing, the Company is free, at any time and from time to time, to reorganize its business operations, and that Executive’s duties and scope of responsibility may change in connection with such reorganization). Executive shall devote all of Executive’s skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of Executive’s duties and responsibilities for the Company and its Affiliates to the best of Executive’s ability.

(c) Location. During the Employment Period, Executive’s services shall be performed primarily in the Oakville, Ontario metropolitan area. However, Executive may be required to travel in and outside of Oakville, Ontario as the needs of the Company’s business dictate. Notwithstanding the foregoing, due to the Executive’s provision of services to one or more of the Affiliates pursuant to the Affiliate Agreements, the Company acknowledges and agrees that Executive will travel between the Affiliates’ offices, the Company’s offices and other locations where each transacts business. Accordingly, all such travel expenses constitute business expenses and will be paid or reimbursed in accordance with the Company’s policies.

(d) Changes to Employment. Executive agrees that the Company has the right from time to time to set or alter the duties of the job, to transfer, reassign or suspend Executive, exclude Executive from the Company’s premises or require Executive to work from home, in the Company’s sole discretion from time to time without notice or compensation in lieu of notice.

3. Base Salary. During the Employment Period, the Company shall pay Executive a base salary at an annualized rate equal to US $800,000.00, multiplied by the percentage of Executive’s working hours spent on the provision of services pursuant to this Agreement, payable in installments on the Company’s regular payroll dates. Executive’s salary may be subject to such merit increases as the Board may determine in its sole and exclusive discretion from time to time. The annual base salary payable to Executive from time to time under this Section 3 shall hereinafter be referred to as the “Base Salary.” The Company and Executive acknowledge and agree that while the Company is responsible for the payment of all compensation and other benefits due to Executive under this Agreement, the Company may make any or all of such payments through an Affiliate designated by the Company and that all such payments shall be made to Executive’s bank account in the United States, in US Dollars, until and unless the Company and Executive agree otherwise.

4. Annual Incentive Compensation. Executive will be eligible to participate in the annual bonus program or such other annual incentive plan to be adopted and maintained by the Company for similarly situated employees that the Company designates, in its sole discretion (any such plan, the “Bonus Plan”), in accordance with the terms of such plan as in effect from time to time. Executive’s target bonus with respect to 2015 shall be Two Hundred percent (200%) of Executive’s Base Salary, which target bonus may be increased or decreased by the Board during the Employment Period. The Annual Bonus for each year shall be payable in cash at the same time as bonuses are paid to other senior executives of the Company in accordance with the terms of the applicable Bonus Plan. The Bonus Plan (including Executive’s target bonus rate under such Bonus Plan) is a discretionary, non-contractual benefit, which the Company reserves the right to amend or withdraw at any time.

5. Employee Benefits. During the Employment Period, Executive will be eligible to participate in the employee benefit plans and programs maintained by the Company from time to time in which employees of the Company at Executive’s grade level are eligible to participate, including to the extent maintained by the Company, life, medical, dental, accidental and disability insurance plans and retirement, deferred compensation and savings plans, in accordance with the terms and conditions thereof as in effect from time to time. Executive’s participation in and coverage under these plans will terminate when Executive ceases to be deemed actively employed under provincial employment legislation.

Notwithstanding the foregoing, if any or all of Executive’s Base Salary payments are made through an Affiliate, the Company and Executive acknowledge and agree that in lieu of eligibility to participate in the employee benefit plans and programs of the Company, Executive will be eligible to participate in the Affiliate’s employee benefit plans and programs for employees at Executive’s grade level, in accordance with the terms and conditions thereof as in effect from time to time.

6. Tax Equalization / Tax Preparation.

(a) Tax Equalization. Executive will be provided tax equalization as described in Attachment 1 to help ensure that Executive does not gain or lose financially due to the different tax and social security implications or consequences of Executive’s employment under this Agreement and the Affiliate Agreements. Executive’s burden in respect of the foregoing will remain at a similar level as if Executive were employed solely in Executive’s home country, which for purposes of this Agreement is the United States (the “Home Country”). This is achieved by: (i) deducting a “hypothetical tax” from Executive’s total pay related to Executive’s employment with the Company under this Agreement and any Affiliates under the Affiliate Agreements, and (ii) the Company paying Executive’s actual income tax and social taxes on the total income paid to Executive in connection with Executive’s employment with the Company under this Agreement and any Affiliates under the Affiliate Agreements. Notwithstanding anything in this Agreement to the contrary, any payments made to Executive in connection with the foregoing tax equalization shall be made no later than the end of the second taxable year beginning after the taxable year in which Executive’s U.S. Federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to such tax equalization payment relates, or, if later, the second taxable year beginning after the latest such taxable year in which Executive’s foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates. The tax equalization described in this subsection (a) and in Attachment 1 and all of Executive’s obligations thereunder shall survive the termination of this Agreement.

(b) Tax Preparation. The Company and its Affiliates will provide tax preparation services via a designated tax service provider to assist Executive with any required income tax preparation services in both the Home Country and Canada with respect to any tax years falling within the Employment Period.

7. Termination of Employment.

(a) Termination Without Cause. In the event of a termination of Executive’s employment other than for Cause (as such term is defined below), including a termination due to Executive’s death or frustration of Executive’s employment as a result of disability, the provisions of the Company’s policies relating to termination of employment applicable to employees at Executive’s grade level as in effect at the time of termination, including if applicable, the Company’s severance policy, or provincial employment standards legislation, if such legislation provides for greater severance benefits, will apply.

(b) Termination for Cause. Executive’s employment with the Company may be terminated by the Company at any time for Cause and without any obligation owing by the Company. In the event of termination for Cause, Executive shall have no right to receive any further compensation or benefits (including notice of termination, payment in lieu of notice or severance pay), other than the Accrued Payments. If, subsequent to Executive’s termination of employment hereunder without Cause, it is determined in good faith by the Board that Executive’s employment could have been terminated for Cause, Executive’s employment shall, at the election of the Board, be deemed to have been terminated for Cause, effective as of the date the events giving rise to Cause occurred. Upon such determination, (i) Executive shall be obligated to immediately repay to the Company any amounts theretofore paid to Executive pursuant to paragraph 7(a) or otherwise in connection with Executive’s termination (other than any Accrued Payments), (ii) Executive shall not be entitled to any further payments or benefits pursuant to paragraph 7(a), and (iii) the penultimate sentence of Section 12 shall apply.

(c) Termination by Executive. Executive may terminate Executive’s employment at any time by providing 30 days’ prior written notice to the Company. Executive agrees that any notice of termination provided by Executive shall also constitute notice of termination of Executive’s employment with all Affiliates which also employ Executive, such termination to be effective on the earlier of (i) the date specified in Executive’s notice to the Company described in this subsection (c) and (ii) if Executive provided a separate notice of termination to any one (1) or more of the Affiliates, the earliest date set forth in any such separate notice(s). In the event of termination of employment by Executive, Executive shall have no right to receive any further compensation or benefits (including notice of termination, payment in lieu of notice or severance pay), other than the Accrued Payments. The Company may waive Executive’s written notice by providing Executive payment in lieu of such written notice.

(d) Resignation upon Termination. Effective as of the date of Executive’s termination of employment with the Company, Executive shall resign, in writing, from all board and board committee memberships and other positions then held by him, or to which he has been appointed, designated or nominated, with the Company and its Affiliates.

8. Restrictive Covenants. Each of the Company and Executive agrees that the Executive will have a prominent role in the management of the business, and the development of the goodwill of the Company and its Affiliates, and will establish and develop relations and contacts with the principal franchisees, customers and suppliers of the Company and its Affiliates throughout the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and its Affiliates. In addition, Executive recognizes that Executive will have access to and become familiar with or be exposed to Confidential Information (as such term is defined below), in particular, trade secrets, proprietary information, customer lists, and other valuable business information of the Company pertaining or related to the quick service restaurant business. Executive agrees that Executive could cause grave harm to the Company if Executive, among other things, worked for the Company’s competitors, solicited the Company’s employees away from the Company or solicited the Company’s franchisees upon the termination of Executive’s employment with the Company or misappropriated or divulged the Company’s Confidential Information, and that as such, the Company has legitimate business interests in protecting its goodwill and Confidential Information, and these legitimate business interests therefore justify the following restrictive covenants:

(a) Confidentiality. Executive agrees that during Executive’s employment with the Company and thereafter, Executive will not, directly or indirectly (A) disclose any Confidential Information to any Person (other than, only with respect to the period that Executive is employed by the Company, to an employee or outside advisor of the Company who requires such information to perform his or her duties for the Company), or (B) use any Confidential Information for Executive’s own benefit or the benefit of any third party. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public or is in the public domain (other than by reason of a breach of Executive’s obligations to hold such Confidential Information confidential). If Executive is required or requested by a court or governmental agency to disclose Confidential Information, Executive must notify the General Counsel of the Company of such disclosure obligation or request no later than three (3) business days after Executive learns of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.

(b) Non-Competition. Executive agrees that during the Employment Period, Executive shall devote all of Executive’s skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of Executive’s duties and responsibilities to the Company to the best of

Executive’s ability and Executive shall not, directly or indirectly, be employed by, render services for, engage in business with or serve as an agent or consultant to any Person other than the Company. Executive further agrees that during the Employment Period and for the one (1) year period following Executive’s termination of employment with the Company, Executive shall not directly or indirectly engage in any activities that are competitive with the quick service restaurant business conducted by the Company, and Executive shall not, directly or indirectly, become employed by, render services for, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner of, any Person or entity that engages in the quick serve restaurant business in any jurisdiction or country where the Company or any of its Affiliates has business operations at the time of Executive’s termination, including any franchisee of the Company or any if its Affiliates, provided that Executive shall be permitted to hold a one percent (1%) or less interest in the equity or debt securities of any publicly traded company. Executive’s duties and responsibilities involve, and/or will affect, the operation and management of the Company on a worldwide basis. Executive will obtain Confidential Information that will affect the Company’s operations throughout the world. Accordingly, Executive acknowledges that the Company has legitimate business interests in requiring a worldwide geographic scope and application of this non-compete provision and agrees that this non-compete provision applies on a worldwide basis.

(c) Non-Solicitation of Employees and Franchisees. During Employment Period and for the one (1) year period following Executive’s termination of employment with the Company, Executive shall not, directly or indirectly, by himself or through any third party, whether on Executive’s own behalf or on behalf of any other Person or entity, (i) solicit or induce or endeavor to solicit or induce, divert, employ or retain, (ii) interfere with the relationship of the Company or any of its Affiliates with, or (iii) attempt to establish a business relationship of a nature that is competitive with the business of the Company with, any Person that is or was (during the last twelve (12) months of Executive’s employment with the Company) (A) an employee of the Company or any of its Affiliates, (B) engaged to provide services to the Company or any of its Affiliates, including vendors who provide or have provided advertising, marketing or other services to the Company or any of its Affiliates, or (C) a franchisee of the Company or any of its Affiliates.

9. Work Product. Executive agrees that all of Executive’s work product (created solely or jointly with others, and including any intellectual property or moral rights in such work product), given, disclosed, created, developed or prepared in connection with Executive’s employment with the Company, whether ensuing during or after the Employment Period (“Work Product”) shall exclusively vest in and be the sole and exclusive property of the Company. In the event that any such Work Product does not vest by operation of law in the Company, Executive hereby irrevocably assigns, transfers and conveys to the Company, exclusively and perpetually, all right, title and interest which Executive may have or acquire in and to such Work Product throughout the world, including without limitation any copyrights and patents, and the right to secure registrations, renewals, reissues, and extensions thereof. The Company and its Affiliates or their designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and Executive shall not have the right to use any such materials, other than within the legitimate scope and purpose of Executive’s employment with the Company. Executive shall promptly disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to all Work Product and any intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations).

10. Compliance With Company Policies. During the Employment Period, Executive shall be governed by and be subject to, and Executive hereby agrees to comply with, all Policies.

11. Data Protection & Privacy.

(a) Executive acknowledges that the Company, directly or through its Affiliates, collects and processes data (including personal sensitive data and information retained in email) relating to Executive. Executive hereby agrees to such collection and processing and further agrees to execute The TDL Group Corp. Employee Consent to Collection and Processing of Personal Information, a copy of which is attached to this Agreement as Attachment 2.

(b) To ensure regulatory compliance and for the protection of its workers, customers, suppliers and business, the Company reserves the right to monitor, intercept, review and access telephone logs, internet usage, voicemail, email and other communication facilities provided by the Company which Executive may use during Executive’s employment with the Company. The Company will use this right of access reasonably, but it is important that Executive is aware that all communications and activities on Company equipment or premises cannot be presumed to be private.

12. Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that a breach by Executive of any of Section 8, 9 or 10 is a material breach of this Agreement and that remedies at law may be inadequate to protect the Company and its Affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, Executive agrees to the granting of injunctive relief in the Company’s favor in connection with any such breach or violation without proof of irreparable harm, plus attorneys’ fees and costs to enforce these provisions. Executive further acknowledges and agrees that the Company’s obligations to pay Executive any amount or provide Executive with any benefit or right pursuant to Section 7 is subject to Executive’s compliance with Executive’s obligations under Sections 8 through 10 inclusive, and that in the event of a breach by Executive of any of Section 8, 9 or 10, the Company shall immediately cease paying such benefits and Executive shall be obligated to immediately repay to the Company all amounts theretofore paid to Executive pursuant to Section 7. In addition, if not repaid, the Company shall have the right to set off from any amounts otherwise due to Executive any amounts previously paid pursuant to Section 7 (other than the Accrued Obligations), in accordance with applicable law, and Executive further agrees that the foregoing is appropriate for any such breach inasmuch as actual damages cannot be readily calculated, the amount is fair and reasonable under the circumstances, and the Company would suffer irreparable harm if any of these Sections were breached. All disputes not relating to any request or application for injunctive relief in accordance with this Section 12 shall be resolved by arbitration in accordance with Section 15(b).

13. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person and those contained in any prior employment, consulting or similar agreement, including the Original Agreement, entered into by Executive and the Company or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby.

14. Survival. The following Sections shall survive the termination of Executive’s employment with the Company and of this Agreement: 6, 7, 8, 9, 11, 12, 14 and 15.

15. Miscellaneous.

(a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its Successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, provided, however, that the Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

(b) Arbitration. If any dispute or controversy arises relating to the Agreement, Executive and the Company agree to seek to resolve the dispute or controversy through arbitration. Each party to the dispute may serve notice on the other party of its desire to resolve a particular dispute by arbitration. The parties shall agree upon an arbitrator to be selected from The American Arbitration Association’s list of arbitrators. In the event the parties cannot agree upon an arbitrator within five days after receipt of the notice of intention to arbitrate, the arbitrator will be appointed by ADR Chambers. The costs of the arbitration shall be shared equally by the parties. The arbitration must proceed expeditiously, and must be completed within six months of the date on which a party referred the dispute or controversy to arbitration. The arbitration shall be held in Oakville, Ontario and shall proceed in accordance with the provisions of the Arbitration Act (Ontario). The parties agree that the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario will be used to evaluate the matters at issue in the arbitration. The arbitration shall not impair either party’s right to request injunctive or other equitable relief in accordance with Section 12 of this Agreement.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario.

(d) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved in writing by the Board or a Person authorized thereby and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that one or more terms or provisions of this Agreement are deemed invalid or unenforceable by the laws of any state, province or jurisdiction in which it is to be enforced, by reason of being vague or unreasonable as to duration or geographic scope of activities restricted, or for any other reason, the provision in question shall be immediately amended or reformed to the extent necessary to make it valid and enforceable by the court of such jurisdiction charged with interpreting and/or enforcing such provision. Executive agrees and acknowledges that the provision in question, as so amended or reformed, shall be valid and enforceable as though the invalid or unenforceable portion had never been included herein.

(f) Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

(g) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if mailed, on the third business day after the mailing thereof, and (iv)

addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)	If to the Company, to it at:	with a copy to:
	The TDL Group Corp.	Restaurant Brands International Inc.
	226 Wyecroft Road	226 Wyecroft Road
	Oakville, Ontario, Canada L6K 3S3	Oakville, Ontario, Canada L6K 3S3
	Attention: Chief People Officer	Attention: General Counsel

(B)	if to Executive, to Executive’s residential address as currently on file with the Company.

(h) Acknowledgements. Executive acknowledges and agrees that (i) Executive has had sufficient time to review and consider this Agreement thoroughly; (ii) Executive has read and understands the terms of this Agreement and Executive’s obligations hereunder; (iii) Executive has been given an opportunity to obtain independent legal advice, or such other advice as Executive may desire, concerning the interpretation and effect of this Agreement; and (iv) this Agreement is entered into voluntarily and without any pressure.

(i) Voluntary Agreement; No Conflicts. Executive represents that Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive or Executive’s properties or assets may be bound.

(j) Counterparts/Facsimile. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(k) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(l) Definitions.

“Accrued Payments” means accrued salary, accrued but unused vacation pay, and approved but unreimbursed business expenses that are owed to Executive as of the date of Executive’s termination of Employment by the Company.

“Affiliate” with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of any such Person.

“Affiliate Agreements” has the meaning ascribed to it in Section 2(a) of this Agreement.

“Base Salary” has the meaning ascribed to it in Section 3 of this Agreement.

“Bonus Plan” has the meaning ascribed to it in Section 4 of this Agreement.

“Cause” means (i) a material breach by Executive of any provision of this Agreement; (ii) a material violation by Executive of any of the Policies, (iii) the failure by Executive to reasonably and substantially perform Executive’s duties under this Agreement (other than as a result of physical or mental illness or injury); (iv) Executive’s willful misconduct or gross negligence that has caused or is reasonably expected to result in demonstrable injury to the business, reputation or prospects of the Company or any of its Affiliates; (v) Executive’s fraud or misappropriation of funds; or (vi) the commission by Executive of an offence under the Criminal Code or other serious crime involving moral turpitude.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commencement Date” means February 9, 2015.

“Confidential Information” means confidential, proprietary or commercially sensitive information relating to (Y) the Company or its Affiliates, or members of their respective management or boards or (Z) any third parties who do business with the Company or its Affiliates, including franchisees and suppliers. Confidential Information includes, without limitation, marketing plans, business plans, financial information and records, operation methods, personnel information, drawings, designs, information regarding product development, other commercial or business information and any other information not available to the public generally.

“Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”): with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Employment Period” means the period during which Executive is employed by the Company pursuant to this Agreement.

“Original Agreement” means any and all agreements, offer letters and any other contracts Executive may have with the Company or any of its Affiliates dated prior to the date of this Agreement, other than any of the Affiliate Agreements, as such agreements, offer letters or contracts may have been amended from time to time, that govern the terms and conditions of Executive’s employment with the Company or any of its Affiliates, as amended.

“Person” means any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

“Policies” means Company policies, procedures, rules and regulations applicable to employees generally or to employees at Executive’s grade level, including without limitation, the Company’s Code of Business Ethics and Conduct, in each case, as they may be amended from time to time in the Company’s sole discretion.

“Subsidiary” means, with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing fifty percent (50%) or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

“Successor” of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

“Work Product” has the meaning ascribed to it in Section 9 of this Agreement.

20. Section 409A Compliance.

(a) The intent of the parties hereto is that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b) All reimbursements and in-kind benefits provided under this Agreement (including without limitation Sections 5 and 7 of this Agreement) are intended to be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant to this Agreement that are taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives, and Executive has hereunto set Executive’s hand, in each case effective as of the date first above written.

THE TDL GROUP CORP.

By:	/s/ Jill Granat
Name:
Title:

Executive:

/s/ Daniel Schwartz
DANIEL SCHWARTZ

ATTACHMENT 1

Tax Equalization

Introduction

This Attachment regarding tax reimbursement for employment through BKC or any of its Affiliates in more than one (1) tax jurisdiction is called “tax equalization”.

Objective

The objective of tax equalization is to ensure that employment in more than one (1) tax jurisdiction neither adds significantly to the executive’s tax liability nor results in significant tax savings due to differences in income and social tax costs between the State of Florida, USA, and the other jurisdiction(s) where the executive may incur individual income taxes due to his or her multi-jurisdictional employment relationship with the Company and its Affiliates. It ensures that the employee’s out-of-pocket obligations remain approximately the same as they would have been had he or she remained employed only in the State of Florida, USA.

Reason for Tax Equalization

The actual tax the executive is expected to incur due to multi-jurisdictional employment may differ from the amount of tax he or she pays during employment the State of Florida, USA. The change results from two independent factors:

•	The amount of taxable income, in some cases, significantly increases due to increased tax rates in other jurisdictions;

•	The executive is usually subject to taxation and the tax regulations (types of income taxed, tax rates, etc.) of international jurisdictions, which differ, often significantly, from those in the State of Florida, USA; and

•	The executive is expected to travel between the offices of the executive’s multi-jurisdictional employers, and a portion of the costs associated with such travel may be considered taxable income, resulting in significant increases in his or her taxable income over that which would apply if the executive were to have one (1) regular place of employment in the State of Florida, USA.

The result is often that the executive’s worldwide tax liability may increase significantly.

Scope

This tax equalization is limited to income and social taxes. The policy specifically excludes all other taxes such as inheritance/estate tax, gift tax, sales tax, and property tax.

Tax Equalization Methodology

The BKC-designated tax consultant will determine the appropriate method to ensure the executive and BKC pay their fair share of the taxes incurred during the assignment. The executive’s share of the tax burden is called “hypothetical tax” (see below).

The appropriate approach will depend on whether there are multi-jurisdictional tax liabilities as a result of the executive’s employment relationship with the Company and its Affiliates. Whether or not there will be tax liabilities in more than one (1) jurisdiction will depend on the locations and circumstances involved, such as whether there is a tax treaty between the two countries.

The methodology chosen will involve one or more of the following:

•	The executive continues to have actual home-country taxes deducted from their pay;

•	“Hypothetical tax” (see below) is deducted from the executive’s pay; or

•	BKC pays the USA tax liability and/or Canadian tax liability on “tax-equalized income” (see below).

Overview of the Tax Equalization Process

BKC’s designated tax assistance provider will determine an estimate of the executive’s hypothetical tax. Preliminary hypothetical taxes are projected for the year based on hypothetical USA income and applicable deductions. Hypothetical tax is retained from each paycheck throughout the year. In exchange, BKC pays the executive’s actual Canadian and USA taxes, if applicable, during the applicable employment period.

Once BKC’s designated tax assistance provider completes the tax returns for the year, a tax equalization calculation is computed. This ensures that the executive’s obligation regarding tax has been met. This calculation results in a balance due to or from BKC. The settlement of this balance represents the completion of the year’s tax equalization process.

Hypothetical Tax: Calculation and Process

Hypothetical tax is, as stated earlier, the portion of the overall tax liability for which the executive is responsible.

Calculation

All executives will have their hypothetical tax calculated based on the executive’s “normal” residency within the State of Florida, USA for both income and social taxes considering the relevant filing status and position (for example, marital status and number of dependents, etc.). This includes any applicable local government jurisdictions (such as state, province, canton, city, municipality, etc.).

The deductions and credits used to calculate hypothetical tax may vary depending on whether or not the executive continues to have an ongoing tax filing obligation in the United States (e.g., U.S. citizens or permanent residents).

Ongoing Home Country Tax Filing Obligation	Deductions and Credits Used to Calculate Hypothetical Tax
Yes	Actual amounts on the home country tax return (excluding any credits that were funded by BKC) but with the inclusion of any deduction for local government hypothetical tax (replacing actual local government tax) such as state income tax. *

No	“Standard” or general deductions and credits available to people with the same status (marital, family, filing, etc.).

*	For U.S. executives, hypothetical state and city tax replaces actual state and city taxes as a hypothetical itemized deduction.

Withholding

If it is determined that the executive should have hypothetical tax withheld, it is calculated by the BKC-designated tax consultant upon receipt of instructions from BKC. This estimated hypothetical tax is pro-rated based on the number of pay periods in the year and is retained from each paycheck throughout the year. In exchange, BKC pays the actual USA and Canada taxes during (and relating to) the employment period.

Estimated hypothetical taxes are calculated at the beginning of the employment period, and are usually revised once a year after pay increases have been implemented, or upon other salary adjustments. Additional revisions will be necessary for any executive that experiences a relevant change in his or her situation (e.g. change in marital status, birth of a child, etc.). The executive should advise the designated tax consultant promptly of any significant change in the executive’s circumstances in order to calculate the necessary change in estimated hypothetical tax withholding.

The executive will be responsible for hypothetical USA tax on special compensation items, in addition to base salary, which would have been paid if the executive had remained in the USA, such as incentive compensation (e.g., bonuses). Accordingly, hypothetical tax will be retained from such compensation when paid. BKC and the designated tax consultant will determine the appropriate withholding rate on such items.

Types of Income Included in Tax Equalization

BKC Income

The executive is responsible for hypothetical tax on BKC income that he or she would have received had they worked only in the USA (“stay-at-home” income). Additionally, the executive is responsible for the USA taxes on any shared savings payments and hardship allowances. The “stay-at-home” BKC income includes the following:

•	Salary (less pretax deductions)

•	Incentive compensation; and

•	Income from exercises or settlements of BKC-awarded equity compensation realized during the employment period.

BKC is responsible for all actual USA and Canada income taxes and social taxes assessed on income associated with the multi-jurisdictional employment (with the exception of shared savings payments and hardship allowances). BKC is also responsible for actual Canada tax which may be payable on the “stay-at-home” BKC income as outlined above, and on shared savings payments and hardship allowances.

Non-BKC Income

Generally, the executive is responsible for all taxes (USA and Canada) on all non-BKC and non-Affiliate income. This includes, but is not limited to:

•	Investment income (such as interest, dividends, and income from rental properties, partnerships, etc.);

•	Non-BKC and non-Affiliate employment income (including employment or self employment earnings from a working spouse);

•	Income derived from the sale of real property (e.g., capital gains); and

•	Income relating to currency gains related to mortgage transactions.

However, where the executive is taxed on investment income in Canada due to no action taken by the executive, BKC will tax equalize up to $50,000 of this income. This excludes income from exercises or settlements of BKC-awarded equity compensation realized during the employment period, which is equalized as provided above.

Action taken by the executive that could result in Canada taxing the income includes remitting such income into Canada, or realizing a capital gain. The executive should contact the BKC-designated tax consultant before taking any action that may result in the generation of tax in Canada.

Retirement Plans

In some instances, Canada may assess an income tax on the earnings in retirement-related accounts, such as pension plans. As BKC recognizes that executives need to protect such income from inadvertent taxation until retirement, BKC will pay any Canada tax levied in this regard.

Spousal Income

If the executive’s spouse decides to work in Canada, the spouse will bear Canadian tax costs (and any USA taxes, if applicable) associated with such income.

In the event that the executive and spouse file a joint Canada tax return, a determination will be made as to whether BKC has funded through estimated tax payments or balance due payment any of the spouse’s share of Canadian tax. If BKC has funded any of the spouse’s liability, the executive will be required to reimburse BKC.

If the executive’s spouse is employed outside the USA by an entity other than BKC and the spouse is covered by the other entity’s tax equalization policy, the manner in which the tax equalization calculation and reimbursable taxes are calculated will be determined on a case-by-case basis. This approach will ensure that the executive receives the tax equalization benefit to which he or she is entitled by eliminating any distorted results that could occur if the standard calculations were performed.

Estimated Tax Payments, Interest, and Penalties

BKC is only responsible for any interest or penalties associated with BKC income (and that of its Affiliates), assuming the executive has adhered to his or her responsibilities. The executive is responsible for all other interest and penalties (e.g. those that accrue due to the executive missing a filing deadline).

Social Taxes

Social taxes may exist in Canada as well as the USA. In order to avoid double taxation, many countries have signed “totalization agreements” (social security treaties). If the USA and Canada have entered into a totalization agreement, then the executive will not be subject to social taxes in both countries but will pay into one only, usually the USA.

However, no matter what the actual social security liabilities are, the executive will only be responsible for hypothetical USA social taxes on “stay-at-home” BKC income (and that of its Affiliates), and BKC will pay all actual social taxes on such income.

Final Settlement

Tax Equalization Calculation

As previously stated, the tax equalization settlements are prepared annually after the preparation of the executive’s tax returns, using final income and other relevant data, in order to:

•	Calculate and reconcile the executive’s final hypothetical tax responsibility; and

•	Allocate all actual Canadian taxes (and any USA taxes, if applicable) between the executive and BKC.

Tax equalization calculations are prepared by the BKC-designated tax consultant to ensure consistency and proper application of BKC policy. The BKC-designated tax consultant will send BKC a copy of the summary tax data from the equalization for processing at the time the equalization is mailed or delivered to the executive.

The tax equalization settlement usually results in an amount due to/from the executive.

Any payments due to BKC from the executive must be settled within 30 days of the later of:

•	Receipt of the tax equalization calculation; or

•	Receipt of any refund due to the executive by the USA and/or Canadian taxing authorities.

BKC also reserves the right to stop the payment of assignment allowances or deduct outstanding balances from bonus or termination payments in order to collect unpaid equalization balances.

Actual Tax Return Balances

Upon receipt of the completed tax returns, the executive is expected to pay any balance due. Conversely, if the actual returns generate a refund, the executive will collect the refund. Both balances due and refunds owed will be included as part of the tax equalization settlement (see above).

BKC may, at its discretion, make direct payments to the taxing authorities on behalf of the executive for taxes owed when the tax is BKC’s responsibility, as determined by the tax equalization settlement.

Tax Credits

Any tax credits for taxes paid by BKC, which reduced the executive’s income tax liability before, during, or subsequent to his or her employment are owned/utilized by BKC. After multi-jurisdictional employment terminates, BKC determines whether to keep the executive in the tax equalization program if the executive has carryover tax credits that may be used in the future. BKC retains the tax benefit for utilization of the tax credit. BKC continues to pay for the preparation of the executive’s home-country income tax return during these years.

Tax Preparation Assistance

It is the Company’s policy that all multi-jurisdictional executives comply fully with all applicable laws and regulations relating to filing procedures and payment of taxes. Therefore, the Company provides multi-jurisdictional executives with the services of a Company-designated tax consultant to assist in preparing USA and Canadian tax returns for the duration of the employment period and, if necessary, the year after termination. Tax returns will also be prepared on behalf of the accompanying spouse/partner if separate returns are legally required. The executive is responsible for complying with all requirements regarding personal tax filings and payments to each taxing authority to which any such requirement exists. If an executive fails to provide required tax information, any resulting penalties or interest will be borne by the executive.

ATTACHMENT 2

THE TDL GROUP CORP.

EMPLOYEE CONSENT TO COLLECTION

AND PROCESSING OF PERSONAL INFORMATION

The TDL Group Corp. (“the Company”) has informed me that the Company collects and processes my personal information only for legitimate human resource and business reasons such as payroll administration, to fill employment positions, maintaining accurate benefits records, meet governmental reporting requirements, security, health and safety management, performance management, company network access and authentication. I understand the Company will treat my personal data as confidential and will not permit unauthorized access to this personal data. I HEREBY CONSENT to the Company collecting and processing my personal information for such human resource and business reasons.

I understand the Company may from time-to-time transfer my personal data to the corporate office of the Company (currently located in Oakville, Ontario, Canada), another subsidiary, an associated business entity or an agent of the Company, located either in Canada, the United States or in another country, for similar human resource and business reasons. I HEREBY CONSENT to such transfer of my personal data outside the country in which I work to the corporate office Canada or in the United States of America, another subsidiary or associated business entity or agent for human resource management and business purposes.

I further understand the Company may from time-to-time transfer my personal information to a third party, either in Canada, the United States or another country, for processing the information for legitimate human resource and business purposes. I HEREBY CONSENT to the transfer of my personal information for such human resource purposes to a third party.

I understand the Company may from time-to-time collect and process personal information regarding my race and/or national origin for the limited use of complying with legal reporting requirements under the laws of Canada, the United States and/or any other state, province or country in which I work. I HEREBY CONSENT to the Company collecting and processing information regarding my race and/or national origin for this purpose.

/s/ Daniel Schwartz
(Executive’s Signature)

Daniel Schwartz
(Executive’s Name – Please Print)

Date: